TEGAL CORPORATION REPORTS
SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

San Jose, Calif., November 14, 2006 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Second Quarter Fiscal Year 2007, which ended September 30, 2006. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 10 a.m. Pacific Time, Tuesday, November 14, 2006. More information about the conference call is provided below.

Second Quarter Highlights

• Revenues during the second quarter of fiscal 2007 were $5.1 million, a decrease of 20% from $6.4 million reported in the same period last year, and a decrease of 22% sequentially from the $6.6 million recorded for the first quarter of fiscal 2007.

• Tegal recorded a net loss for the second quarter of $3.3 million or ($0.47) per share compared to a net loss of $2.7 million or ($0.51) per share in the same period last year and a net loss of $1.8 million or ($0.26) per share for the first quarter of fiscal 2007. All of the per share numbers reflect a one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

• Gross margins improved to 47% for the current quarter, compared to 38% in both the same period last year and the first quarter of fiscal 2007.

• Operating losses for the second quarter were $3.1 million, including approximately $0.5 million of non-cash charges. This compares to a $2.9 million loss in the same period last year and a loss of $1.8 million last quarter, each of which included $2.1 million and $0.5 million of non-cash charges, respectively. Expenses related to litigation and restructuring the Petaluma facilities lease amounted to approximately $2.3 million for the quarter. Excluding these items, Tegal would have reported an operating loss of $0.3 million for the quarter.

• Quarterly shipments included an advanced etch system for the manufacturing of MRAM devices to the well-funded European start-up, Crocus Technologies SA of Grenoble, France, along with several 900 and 980 series etch tools to companies in Japan, Europe and the United States.

• On October 24, 2006, the Company announced that it had signed a distributor agreement with Noah Corporation of Japan. The exclusive agreement, which covers an initial three-year period, calls for Noah to assume responsibility for Tegal’s sales and field service support for all existing and future customers in Japan

• On October 30, 2006, Thomas Mika was appointed to the Board of Directors and elected Chairman. Duane Wadsworth assumed the position of “Lead Independent Director”, and Ralph Martin and Brad Mattson resigned from their positions as members of the Board of Directors.

• On November 13, 2006, Tegal announced that its wholly-owned subsidiary, Sputtered Films Inc. (SFI) agreed to terms settling its trade secrets case against Sergey Mishin, Advanced Modular Sputtering (AMS), Agilent Technologies, Inc., Avago Technologies U.S., Inc., Avago Technologies Wireless (U.S.A) Manufacturing, Inc. and other defendants. The settlement terms provide for a payment to the Company of approximately $13 million, net of fees and certain expenses associated with the litigation. The settlement also calls for the transfer of assets related to PVD technology from AMS to SFI and the dissolution of AMS as of March 1, 2007.

“We are very pleased with our continued progress in re-engineering our business model in an effort to reach sustainable profitability”, said Thomas Mika, Chairman, President & Chief Executive Officer of Tegal Corporation. “Our gross margins exceeded our targeted goal of 40% as a result of both product mix and lower overhead rates associated with lower manufacturing costs. Excluding the major litigation and lease termination expenses we came much closer to being cash positive during the quarter. In addition, the signing on of Noah Corporation in Japan both improves our sales coverage and lowers our cost to access this important market.”

Mika continued: “We are also pleased to have reached a settlement in the litigation with AMS, Agilent and Avago. The payment will more than double our cash on hand, significantly strengthening the Company’s balance sheet at exactly the right time. We are in the final stages of new product development with the Compact etch platform and our Nano Layer Deposition (NLD) product, and we expect to be into beta sites with both tools within the next few months. We can now put behind us the costs and distraction associated with the litigation, as well as the costs associated with our successful restructuring efforts over the past two years, and focus all of our attention on growth and profitability.”

Financial Results

Revenues for the second quarter of fiscal 2007 were $5.1 million, a decrease of 20% from $6.4 million reported in the same period last year, and a decrease of 22% sequentially from the $6.6 million recorded for the first quarter of fiscal 2007. Tegal recorded a net loss for the second quarter of $3.3 million or ($0.47) per share compared to a net loss of $2.7 million or ($0.51) per share in the same period last year and a net loss of $1.8 million or ($0.26) per share for the first quarter of fiscal 2007. All of the per share numbers reflect a one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006

Gross profits improved to 47% for the current quarter, compared to 38% in both the same period last year and the first quarter of fiscal 2007.

Operating expenses for the second quarter of fiscal 2007 were $5.5 million, an increase of $0.1 million reported for the same period last year and an increase of $1.2 million reported for the first quarter of fiscal 2007. This resulted in operating losses of $3.1 million during the current quarter, compared to the $2.9 million operating loss recorded in the same quarter last year. Compared to first quarter of the fiscal year, the operating loss increased by $1.3 million.

Operating expenses for the quarter included lease termination and moving expenses of approximately $0.7 million and litigation expenses of $1.6 million. Operating expenses also included approximately $0.4 million of non-cash options expense under the provisions of FAS123R and non-cash depreciation, amortization and warrant expense of approximately $0.2 million.

Cash and equivalents at the end of the second quarter of fiscal 2007 were $10.5 million compared to $12.6 million at the end of the first quarter of this fiscal year.

Total shares outstanding as of September 30, 2006 were 7,055,623, adjusted for the one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

Tegal Q2 2007 Earnings Release
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Investor Conference Call

Tegal Corporation will discuss these results and further details of its second quarter of fiscal 2007 during a conference call today, November 14, 2006, at 1:00 p.m. EST / 10:00 a.m. PST. The call is open to all interested investors. The call-in numbers are (888) 396-2384 or (617) 847-8711. For either dial-in number, investors should reference should reference passcode: 22287980. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Monday, November 20, 2006. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 20906350. The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forwardlooking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
The Blue Shirt Group
Rakesh Mehta or Chris Danne, 415/217-7722

Tegal Q2 2007 Earnings Release
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TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30	March 31
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$10,465	$13,787
Accounts receivable, net of allowances for sales returns and doubtful accounts of $506 and $205 at September 30, 2006, and March 31, 2006, respectively	4,412	5,265
Inventories, net	7,780	7,700
Prepaid expenses and other current assets	1,643	1,270
Total current assets	24,300	28,022
Property and equipment, net	1,088	1,849
Intangible assets, net	1,317	1,474
Other assets	143	146
Total assets	$26,848	$31,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$25	$27
Accounts payable	2,263	2,458
Accrued product warranty	799	506
Deferred revenue	551	477
Accrued expenses and other current liabilities	1,987	1,975
Total current liabilities	5,625	5,443
Long-term portion of capital lease obligations	—	2
Other long term obligations	2	6
Total long term liabilities	2	8
Total liabilities	5,627	5,451
Stockholders’ equity:
Preferred stock; $ 0.01 par value; 5,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock; $ 0.01 par value; 200,000,000 shares authorized; 7,055,623 and 7,021,088 shares issued and outstanding at September 30, 2006 and March 31,2006 respectively	71	70
Restricted Share Units	422	810
Additional paid-in capital	120,822	119,782
Accumulated other comprehensive income	143	532
Accumulated deficit	(100,238)	(95,154)
Total stockholders’ equity	21,221	26,040
Total liabilities and stockholders’ equity	$26,848	$31,491

Tegal Q2 2007 Earnings Release
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TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$5,113	$6,406	$11,689	$9,458
Cost of revenue	2,713	3,963	6,791	6,340
Gross profit (loss)	2,400	2,443	4,898	3,118
Operating expenses:
Research and development	1,066	1,211	2,062	2,387
Sales and marketing	964	757	2,008	1,401
General and administrative	3,485	3,398	5,787	4,638
Total operating expenses	5,515	5,366	9,857	8,426
Operating loss	(3,115)	(2,923)	(4,958)	(5,308)
Other income (expense),
net	(166)	242	(124)	120

Net loss	$(3,281)	$(2,681)	$(5,083)	$(5,188)
Net loss per share, basic and diluted	$(0.47)	$(0.51)	$(0.72)	$(1.13)
Shares used in per share computation:
Basic	7,045	5,227	7,029	4,608
Diluted	7,045	5,227	7,029	4,608